EXHIBIT 5(a)
November 16, 2007
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Ladies and Gentlemen:
          In my capacity as Senior Vice President and General Counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of 1,605,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), under the following plans and agreements (each, a “Plan”) which were assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, as amended April 9, 2007 (the “Merger Agreement”), by and among Legacy Vulcan Corp. (formerly known as “Vulcan Materials Company”), Florida Rock Industries, Inc., the Company (formerly known as “Virginia Holdco, Inc.”), Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc. Pursuant to the Merger Agreement, the Company assumed the following equity plans of Florida Rock Industries, Inc.: the Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan, the Arundel Corporation Profit Sharing and Savings Plan and the Florida Rock Industries, Inc. Amended and Restated 2000 Stock Plan (each, a “Plan”). In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinions expressed herein.
          Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the applicable Plan referred to in the Registration Statement, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.
          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Interests of Named Experts And Counsel” in the Registration Statement.

Yours very truly,
/s/ William F. Denson, III
William F. Denson, III
Senior Vice President and General Counsel